SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Pluralsight, Inc.

(Name of Registrant as Specified In Its Charter)

Eminence Capital, LP
Ricky C. Sandler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This DFAN14A provides an updated and corrected link to the presentation released by Eminence Capital, LP on February 8, 2021, as announced in its press release on February 8, 2021. The corrected link is provided in the press release filed herein as well as here: https://mms.businesswire.com/media/20210208005848/en/857876/1/Pluralsight_NoVote_2-8-21_FINAL.pdf?download=1

EMINENCE CAPITAL RELEASES INVESTOR PRESENTATION ON GROSSLY INADEQUATE OFFER RESULTING FROM HIGHLY MANIPULATED PLURALSIGHT SALES PROCESS

Urges Shareholders to Vote Against Transaction at Special Meeting Scheduled for March 2

NEW YORK – February 8, 2021 – Eminence Capital, LP (“Eminence”), the beneficial owner of approximately 6 million shares of Class A Common Stock of Pluralsight, Inc. ("Pluralsight" or the "Company") (NYSE: PS), representing approximately 4.85% of the Company’s outstanding shares, today released a detailed presentation to Pluralsight shareholders. The presentation highlights what Eminence believes is a grossly inadequate offer from Vista Equity Partners (“Vista”) to acquire Pluralsight resulting from a highly manipulated sales process.

The presentation is available at: https://mms.businesswire.com/media/20210208005848/en/857876/1/Pluralsight_NoVote_2-8-21_FINAL.pdf?download=1.

Ricky Sandler, Chief Executive Officer and Chief Investment Officer, said, “We believe Pluralsight’s rushed, highly manipulated and conflicted sales process resulted in the Company accepting an offer that fails to compensate shareholders for current performance or future value. The Board’s acceptance of a virtually no premium offer deprives shareholders of the value that will be created by the Company as it disrupts the enterprise education system over the coming years. It is deeply troubling and an affront to all current shareholders. We strongly urge shareholders to resoundingly reject the transaction.”

Eminence encourages all Pluralsight shareholders to “VOTE NO” by voting proxies for the Special Meeting scheduled for March 2 “AGAINST” the Vista transaction.

Important Information

Eminence Capital, LP (“Eminence”) and Ricky C. Sandler (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy to be used in connection with the solicitation of proxies from the shareholders of Pluralsight, Inc. (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the preliminary proxy statement on Schedule 14A filed by the Participants with the SEC on February 4, 2021. This document will be available free of charge from the source indicated above.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words

“anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Eminence disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Eminence has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties.  Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

About Eminence Capital, LP

Eminence is a global asset management firm founded in 1999 that currently manages approximately $7.8 billion. Eminence’s investment approach is anchored in bottom up fundamental research seeking to identify “quality value” investment opportunities that are likely to undergo a positive change in investor perception.

Contact:

Media:

Jonathan Gasthalter/Grace Cartwright

Gasthalter & Co.

(212) 257-4170

Investors:

Bruce Goldfarb/Chuck Garske

Okapi Partners LLC

(212) 297-0720

Vote No to Vista’s Acquisition of Pluralsight

■ Eminence Capital, founded in 1999 by Ricky Sandler, is a global asset management firm with approximately $7.8 billion in assets under management primarily invested in publicly traded equity securities. ■ We invest with a “quality value” based framework combining bottom - up, fundamental company and industry due diligence with detailed financial analysis to identify companies that fit our investment criteria. ■ We are long - term investors with a typical investment horizon of multiple years. ■ Eminence is currently one of the largest shareholders in Pluralsight, owning approximately 6 million shares (4.85% of outstanding shares) with a current market value of approximately $125 million. ■ We have been Pluralsight shareholders since July 2020 . Overview of Eminence Capital 1

■ SECTOR » Favorable Secular Industry Forces: well positioned to benefit from the transition to on demand, digital learning in the enterprise space and constant retooling of the software developer workforce. » Large Total Addressable Market: 102 million global technical team members creating a $42bn immediate TAM and longer - term global eLearning TAM of more than $300 billion. ■ BUSINESS » Attractive Business Model : low friction sale and implementation process with favorable economics, Pluralsight has greater than 80% gross margins, and high ROI for customers. » Favorable Competitive Dynamics: with over 1.5 million enterprise users, Pluralsight has one of the largest distribution channels to enterprise customers. This creates significant network effects by attracting authors to its platform through hig h pay, which in turn garners more customers given the growing content library of 7,000+ courses, creating a flywheel. ■ VALUATION » Undervalued: temporary disruption from a sales force execution issue in 2019 and COVID in 2020 leaves the company trading at a significant discount to peers and its long - term potential. Why We Are Invested in Pluralsight 2

■ Vista’s offer price of $20.26 implies a valuation that is materially below comparable transactions and publicly traded comps. ■ We believe Pluralsight ran a deeply flawed and highly manipulated sales process with material conflicts of interest. ■ We believe current shareholders should not be deprived of Pluralsight’s optimistic future to disrupt the enterprise education ecosystem without appropriate compensation. ■ We believe there is 160% upside over the next 2 years from the current takeout price if Pluralsight were to continue as a public company. Why Investors Should Vote No 3

■ The valuation implied by Vista’s $20.26 offer price is materially below publicly traded comps and comparable transactions. We believe Pluralsight is selling the company valued on depressed metrics due to COVID and a depressed multiple, largely due to a combination of timing and a manipulated sales process. » If the acquisition valuation was in line with publicly traded peer SaaS subscription businesses with similar revenue growth rates, the implied stock price would be $53 before a takeout premium, 160% above the original offer. » If the acquisition valuation was in line with recent relevant M&A transactions in the software space, the implied stock price would be $29 , approximately 43% above the Vista offer. Valuation 4

5 10 15 20 25 30 35 40 5/16/2018 7/16/2018 9/16/2018 11/16/2018 1/16/2019 3/16/2019 5/16/2019 7/16/2019 9/16/2019 11/16/2019 1/16/2020 3/16/2020 5/16/2020 7/16/2020 9/16/2020 11/16/2020 1/16/2021 ■ The acquisition price of $20.26 per share implies zero value creation for shareholders from the time of the IPO in May 2018 and to make matters worse, management is forcing a sale just as KPIs are inflecting positively as headwinds from COVID and prior sales force execution issues begin to abate. Valuation May 17, 2018: Pluralsight closes at $20 after the first day of its IPO, roughly the same price as Vista’s offer December 11, 2020: Vista and Pluralsight announce merger agreement at $20.26, a mere 7% premium to the prior trading day Historical Price Chart of Pluralsight Source: Bloomberg, Company Filings 5

0x 5x 10x 15x 20x 25x 30x 35x 40x 0% 5% 10% 15% 20% 25% 30% 35% 40% CY2022 EV / Sales CY2022 Revenue Growth ■ An offer price of $20.26 per share represents a purchase multiple of 6.1x estimated 2022 sales, a significant discount to other public software as a service (SaaS) companies expected to grow at a similar pace as Pluralsight. Public Market SaaS Valuations Pluralsight’s transaction price implies a significant discount to publicly traded peers 2022 EV / Sales vs. Revenue Growth for Public SaaS Companies Source: Bloomberg, Company Filings Note: All public market data as of February 5, 2021 6

■ If the transaction price were to be in line with public enterprise SaaS peers, Vista’s offer would have to be $53 before a takeout premium or 160% higher than the current offer at $20.26. Standalone Valuation Source: Bloomberg, Company Filings Note: All public market data as of February 5, 2021 1. Companies listed in table are selected from public enterprise SaaS companies growing sales 20 - 25% year over year in 2022 with over 70% gross margins 7

Standalone Valuation ■ Why would management sell Pluralsight when billings growth is at cyclically trough levels, impacted by COVID and recent sales force execution issues, just before performance seems to be inflecting ? 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 50.0% 1Q18A 2Q18A 3Q18A 4Q18A 1Q19A 2Q19A 3Q19A 4Q19A 1Q20A 2Q20A 3Q20A 4Q20E 17 - 18% Management guided to 12 - 13% billing growth in 4q20 on the November earnings call, then revised it to 17 - 18% after the Vista transaction was announced Source: Bloomberg, Company Filings 8

Relevant M&A Transactions ■ If Vista’s offer were in line with recent relevant SaaS M&A transactions at 10.4x EV / NTM Sales on average, the implied offer price would be $29, approximately 43% higher than Vista’s offer at $20.26. Source: Company Filings, Bloomberg, Eminence Estimates 1. Adj. average excludes the transactions with the highest (Slack) and lowest (Mindbody) EV / NTM Sales multiples 9

Deeply Flawed Process Highly Questionable Timing ▪ A frenzied race to sell - Following receipt of Vista’s unsolicited expression of interest with no price in September, Pluralsight - a company that was not actively pursuing a going - private transaction or facing any financial or operational crisis – instituted wh at we believe was a rushed sales process. Less than four weeks later, Pluralsight demanded that all interested parties, except Vis ta, submit a final bid. Just over a week after that demand, Vista stood alone as the only potential buyer. » Why would a CEO interested in maximizing value for shareholders drop everything and commence a rushed sales process in response to a general expression of interest? » Would you rush to put your house on the market if someone knocked on the door and expressed interest with no hint of price? ▪ Why sell? Why now? » With the stock price near where it closed on the day of the Company’s IPO and the Company poised to gain market share and accelerate billings growth, why did the Board believe that it was a propitious time to consider selling the Company? » The process outlined in Pluralsight’s proxy statement raises more questions than it answers. It is clear to us that the Board never gave serious consideration to remaining a public company when the only bid was at an artificially depressed price at a time the Company is well - positioned for future growth. 10

Deeply Flawed Process Questions, Questions, Questions ▪ This was hardly the “robust market - check process” involving a “broad and deep review” asserted by the Company in its February 1st letter to shareholders. ▪ Between Sept. 28 and Sept. 30, Pluralsight and its financial advisor ( Qatalyst ) reached out to 11 potential counterparties – 5 potential financial sponsors and 6 potential strategic acquirors. » Not a single potential strategic acquiror even entered the data room – why? ▪ On Oct. 18, Pluralsight set a completely arbitrary deadline for bids of Oct. 26 (less than 4 weeks from initial outreach). Y et for inexplicable reasons, that deadline did not apply to Vista. In fact, it was not until Oct. 27 that Vista reached out to Skonnard to indicate that Vista would not be submitting a proposal prior to Pluralsight’s announcement of Q3 earnings results – at the time still 10 days away. Vista finally submitted its initial proposal Nov. 6, the day after Pluralsight’s disappointing earnings results. » Why did Pluralsight allow Vista to dictate its own timing? » Why give interested parties such a limited time for due diligence and bid submission? » Why did Vista (and none of the other bidders) feel the need to wait until Pluralsight’s Q3 earnings results were reported? ▪ On Oct. 25, the day before bids were due for all parties other than Vista and all but 2 other parties had dropped out, Plural sig ht placed new projections in the data room. Those projections showed a dramatic improvement over previously - provided projections in two impor tant ways: (1) they showed that the Company expected its revenue to increase by 20.7% in 2021 and 22.5% in 2022 (vs. the 16.1% in 2021 a nd 19.2% in 2022 previously provided to bidders) and (2) the later projections forecasted strong revenue growth out to 2025. » Wouldn’t a management team focused on maximizing shareholder value want to ensure all potential bidders had more than 24 hours to digest such critical new information? 11

Deeply Flawed Process

More Questions

- On Nov. 5, Pluralsight provided optically disappointing results and guidance: Q3 billings missed consensus (up 9% year over year vs. consensus estimates of up 12% year over year) and for the first time in its history the Company issued specific forward quarter billings guidance (+12-13% y/y) that also was below consensus.
  - Why did the Company choose to provide quarterly billings guidance for the first time during its sales "process," and at a level that it knew would disappoint the market?

- The (predictable) result?
  - The stock fell ***22%*** on Nov. 6.

- **That same day (!)**, Vista submitted an initial offer of $16.50, less than the Company's stock was trading for on the day Vista first approached Pluralsight.
  - In its Feb. 1st letter to shareholders, Pluralsight touts Vista's final offer as a "23% increase" from the initial $16.50 offer. *Not surprisingly, there is no mention that the offensively low offer followed management's decision to disclose forward guidance for the first time - and at a level that would clearly miss expectations.*

- **<u>Reality</u>:** Pluralsight's Q4 billings were meaningfully higher than the Company's guidance. On Feb. 1, Pluralsight reported that Q4 billings were expected to be up 17-18%.
  - Is it believable that the **Company had such insufficient insight into Q4 billings on Nov. 5?**
  - Where would the stock price have been on Nov. 6 had the Company's Q4 billings guidance been accurate? And what impact would that have had on Vista's offer?

12

Deeply Flawed Process ▪ The Company’s Tax Receivable Agreement required a ~$400mm payout upon a change of control (though Qatalyst calculated the present value as ~$127mm). The threat of a $400mm payout effectively deterred all potential bidders (other than Vista). Nin e o f the eleven Board members were parties to the TRA. ▪ Rather than addressing this obvious obstacle to a deal, the conflicted Board, led by Skonnard , continued with the sales process and did not engage in negotiations to amend the TRA until Nov. 2nd -- after all parties other than Vista had dropped out! When the TRA negotiations finally got underway, Skonnard was deeply involved. » Why did it take so long for the Board to have its “ ahah ” moment that by reducing the TRA payout the Company could negotiate for a higher stock price? » Wouldn’t a Board seeking to maximize shareholder value through a competitive process be expected to thoroughly vet the possibility of amending the TRA payout before all parties other than Vista had dropped out? ▪ The Transaction Committee was reconstituted mid - way through the game to exclude Board members who were parties to the TRA and was thereafter comprised of just two Board members (neither of whom had M&A experience). Four days after the Committee was reconstituted Pluralsight set the arbitrary deadline for bids of Oct. 26 that applied to the non - Vista parties. » Even after the Committee was reconstituted, Skonnard and other conflicted members of management and the Board were routinely invited to participate in its meetings -- why? » Why didn’t the Committee engage independent legal counsel or financial advisors? » Does this sound like an independent Committee empowered to lead a robust process? And Still More Questions 13

Pluralsight’s Description of its Business Prior to the Vista Announcement Pluralsight Feb. 1, 2021 Press Release “I actually think we're going to be in a better position from a cash flow perspective, from a bottom line perspective in 2021 than we would have been pre - COVID . So to the extent the bottom line is your thing, I think we're going to have a very nice 2021 relative to what it had been earlier and we still expect to grow well over 20% as we get into 2021.” – James Budge (CFO) Needham Conference May 19, 2020 “The biggest competitor that any of the commercial platform or product providers put into the market is instructor - led or in - classroom experiences. That's still probably -- we calculate the market to be anywhere around $40 billion to $50 billion… So we see that as somewhat easy to pick off. It's super inefficient. It doesn't scale. You don't reach any of your employees at mass scale.” – James Budge (CFO) Needham Growth Conference January 14, 2020 “In almost every large enterprise account, we see a horizontal solution like a Linkedin Learning, a Skillsoft, et cetera, who are providing a more broad learning solution for the non - tech skills. And we come in and provide that vertical solution that's very strategic. It's wanted and valued by the CTO, the CIO, and can be integrated with the horizontal solution. So we're very compatible and complementary to those horizontal product offerings, and it doesn't end up usually being a competitive dynamic in those cases .” – Aaron Skonnard (CEO) 4q19 Earnings Call February 19, 2020 “But what we're seeing here is a different type of conversation this time, where a lot of those large enterprise customers are reimagining and rethinking how they're going to solve those same jobs to be done that they've solved with classroom training in a post - COVID environment. And I believe we're well positioned to take advantage of that opportunity, both through our digital solutions that we offer today, along with some new and improved professional services offering that we can also bring to the table” – Aaron Skonnard (CEO) 2q20 Earnings Call July 29, 2020 “Pluralsight competes in a highly competitive, rapidly evolving and fragmented market . While Pluralsight’s total addressable market is substantial, so is the extent of our competition.” “Since we went public, we have at times not met Wall Street expectations for billings in our quarterly financial results. In addition, market expectations for Pluralsight have declined, with Wall Street’s two - year revenue CAGR target decreasing from 30% in June 2018 to 27% in November 2019 and 21% in November 2020 . In addition, Pluralsight has historically been unprofitable. As a result of sustained volatility and slowing growth, Pluralsight’s stock has traded down after eight of our 10 quarterly earnings releases, with an average decline of 6%.” “Pluralsight increasingly believes that a meaningful portion of its future growth is likely to be inorganic and will occur through the purchase of other companies and product offerings. The pursuit of these growth opportunities is likely to require substantial additional capital resources. These capital resources might only be available at significant cost to Pluralsight (if available at all) or through equity offerings that would potentially significantly dilute our shareholders. Even if capital is available, these growth opportunities may not be successful , thereby increasing the risk to Pluralsight’s shareholders associated with Pluralsight remaining a public company.” “Given the significant risks to Pluralsight’s business, long - term prospects and shareholder value , Pluralsight’s Transaction Committee and Board concluded that the price offered by Vista was superior to the potential long - term value that might be achieved by Pluralsight on a standalone basis. Both the Transaction Committee and the Pluralsight Board believe that unless Pluralsight can achieve sustained superior growth, there is a significant risk that Pluralsight’s multiple could decline meaningfully and remain depressed for some time.” Deeply Flawed Process Pluralsight is Painting its Business in a Negative Light to Push for a Sale 14

Deeply Flawed Process ▪ Conflicts, conflicts, everywhere… ▪ What a time for Vista (and Skonnard ) to buy! » Skonnard’s economic interest is fully - aligned with Vista’s – NOT Pluralsight’s. An acquisition by Vista would allow Skonnard to continue to run Pluralsight and to roll his equity post - transaction (as is common in PE transactions) PLUS get new incentives. Vista and Skonnard are attempting to take the Company from shareholders at an appallingly low price. ▪ Qatalyst has deep ties with Vista. However, the Board relied on Qatalyst at nearly every step of the process and Qatalyst allowed Vista to dictate the timing of the sales process. ▪ The Board did not take reasonable steps to address the material conflicts of interest that skewed nearly every step of the process. Answers(?) The only winners in this process appear to be Vista and Skonnard , who will divide up the spoils of an artificially low takeover price for a market leader with a strong future. 15

■ Vista’s acquisition price of $20.26 significantly undervalues Pluralsight. ■ Pluralsight ran a deeply flawed and highly manipulated sales process with material conflicts of interest. ■ If Pluralsight were valued in line with peers, it would be worth $53 dollars per share, 160% above Vista’s accepted price. ■ Shareholders should reject the Vista / Pluralsight merger agreement. Summary 16

Disclosure Statement

THIS PRESENTATION MAY NOT BE COPIED, REPRODUCED OR DISTRIBUTED WITHOUT THE EXPRESS WRITTEN CONSENT OF EMINENCE CAPITAL, LP ("EMINENCE").

General Considerations

This presentation is for general informational purposes only, is not complete and does not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This presentation should not be construed as legal, tax, investment, financial or other advice. It does not address the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed in this presentation represent the opinions of Eminence and are based on publicly available information and Eminence's internal research. Eminence recognizes that there may be confidential information in the possession of the companies discussed in this presentation that could lead such companies to disagree with Eminence's conclusions. Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third-party reports.

Eminence has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Eminence does not endorse third-party estimates or research which are used in this presentation solely for illustrative purposes. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate.

None of Eminence or any of its respective affiliates shall be responsible or have any liability for any misinformation contained in any third-party, SEC or other regulatory filing or third-party report. Figures presented in this presentation have not been calculated using generally accepted accounting principles ("GAAP") and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected in this presentation will be realized. Nothing in this presentation is intended to be a prediction of the future trading price or market value of securities of Pluralsight. There is no assurance or guarantee with respect to the prices at which any securities of Pluralsight will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of Eminence's analyses set forth herein are based on assumptions that Eminence believes to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of Pluralsight will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security.

Eminence reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Eminence disclaims any obligation to update the data, information or opinions contained in this presentation.

17

Forward - Looking Statements This presentation contains forward - looking statements. All statements contained in this presentation that are not clearly histo rical in nature or that necessarily depend on future events are forward - looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally inte nde d to identify forward - looking statements. The projected results and statements contained in this presentation that are not historical facts are based on current expectations, speak only as of the date of this presenta tio n and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such pro jec ted results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of whic h a re difficult or impossible to predict accurately and many of which are beyond the control of Eminence. Although Eminence believes that the assumptions underlying the projected results or forward - looking statements are reasonable as of the date of this presentation, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the projected results or forward - looking statements included in this p resentation will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward - looking statements included in this presentation, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and plans expressed or implied by such projected results and forward - looking statements will be achieved. Eminence will not undertake and specifica lly declines any obligation to disclose the results of any revisions that may be made to any projected results or forward - looking statements in this presentation to reflect events or circumstances after the date of such p rojected results or statements or to reflect the occurrence of anticipated or unanticipated events. Not An Offer to Sell or a Solicitation of an Offer to Buy Under no circumstances is this presentation intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. Funds and separately managed accounts managed by Eminence currently beneficially own a significant amount of the outstanding common stock of Pluralsight. These funds and separately m ana ged accounts are in the business of trading -- buying and selling -- securities. It is possible that there will be developments in the future that cause one or more of such funds and separately managed accounts f rom time to time to sell all or a portion of their holdings in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwis e), or trade in options, puts, calls or other derivative instruments relating to such shares. Consequently, Eminence’s beneficial ownership of Pluralsight’s common stock may vary over time depending on various factors, wit h or without regard to Eminence’s views of Pluralsight’s business, prospects or valuation (including the market price of Pluralsight’s common stock), including without limitation, other investment opportun iti es available to Eminence, concentration of positions in the portfolios managed by Eminence, conditions in the securities markets and general economic and industry conditions. Important Information Eminence and Ricky C. Sandler (collectively, the “Participants”) intend to file with the Securities and Exchange Commission ( the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy to be used in connection with the solicitation of proxies from the shareholders of Pluralsight, Inc. (the “Company”). All shareholders o f t he Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, in clu ding additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other rel eva nt documents, available at no charge on the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the preliminary proxy statement on Schedule 14A filed by the Participants with the SEC on February 4, 2021. This document will be available free of charge from the source indicated above. Disclosure Statement 18